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Exhibit 99.1


                                  UroMed Corporation
                                     64 A Street
                                  Needham, MA 02194
                          (617) 433-0033 Fax (617) 433-0032



FOR IMMEDIATE RELEASE

Contact:
Kristen Galfetti                  or        James R. Buckley
Investor Relations Specialist                    Senior Consultant
UroMed Corporation                          Sharon Merrill Associates
Tel: (617) 433-0033                              (617) 542-5300


UROMED CORPORATION ANNOUNCES CORPORATE RESTRUCTURING


    NEEDHAM, MA, June 2, 1997 -- UroMed Corporation (NASDAQ:URMD) today announced that it has implemented a restructuring of its operations. This strategic initiative is designed to reduce operating costs company-wide and to focus UroMed's resources on introducing a series of new products to the market over the next 18 months. This initiative includes the reduction company-wide of 32 employees of its 188-person work force.

    Commenting on the restructuring, John G. Simon, chairman of the board and chief executive officer, stated, "Response from consumers using the Reliance-Registered Trademark- Urinary Control Insert has been encouraging but market acceptance has been significantly slower than originally expected. Specifically, domestic revenue growth has not been meaningful to date. We are taking the appropriate steps necessary to realign the Company's resources to better reflect the slow ramp up for Reliance and the promising market for our other solutions for treating female urinary incontinence. In our opinion, we were overstaffed to meet our foreseeable needs and have taken steps to streamline the Company. At this time, we believe that it is important to move aggressively and proactively to reduce certain Reliance-related expenses and free up additional resources for upcoming launch activities."

    "We look forward to our progress with the Reliance Insert and our other continuum of continence care products. We are excited about the upcoming launch of the INTROL-Registered Trademark- Bladder Neck Support Prosthesis product line, scheduled to be introduced later this month. In the near future, we also plan to initiate certain

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Impress-TM- Softpatch pre-marketing activities.  These
efforts are integral to the Impress launch which is on schedule for the first quarter of 1998. We believe that this restructuring will allow us to execute these milestones fully, while also enabling us to focus additional resources on accelerating promising internal development and in-licensing activities both within and outside of the of the continence care market. We anticipate updating the investment community on a number of significant new product activities before the end of the calendar year," concluded Simon.

    UroMed, founded in October 1990, is dedicated to establishing itself as a leader in the development of male and female healthcare products. Its initial area of focus is the provision of a unique and valuable integrated system of continence care for health professionals, patients and payors. This is complemented by a direct customer support and distribution system. In addition, UroMed continues to dedicate significant resources to the development and/or acquisition of new options that fit into UroMed's continuum of care, both within and outside of the continence care arena.

    The company recognizes that the previous paragraphs contain forward-looking statements relating to the company's future activities, including the market acceptance of the Reliance Urinary Control Insert, the INTROL Bladder Neck Support Prosthesis and the Impress Softpatch, the timing related to the commercial launch of these products as well as any associated future levels of revenue from these products and the possible introduction of new products.
These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties beyond the company's control. Actual results could differ materially from these forward-looking statements as the result of certain risks, including UroMed's ability to market its products successfully, UroMed's ability to manufacture its products in commercial quantities and to produce such quantities at an acceptable cost, UroMed's ability to obtain regulatory approval for any new products and the uncertainty related to the integration of new products into UroMed's current product line. There can be no assurance that these risks would not have a material adverse effect on the company. Other relevant risks are described in the company's Current Report on Form 10-K, for the year ended December 31, 1996, under the headings "Forward-Looking Statements and Associated Risks" and "Risk Factors," which are incorporated herein by reference.

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INTROL-Registered Trademark- Bladder Neck Support Prosthesis and
Reliance-Registered Trademark- Urinary Control Insert are registered trademarks of UroMed Corporation. Impress-TM- Softpatch and Pelvic Flex-TM- are trademarks of UroMed Corporation.